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                                                                    EXHIBIT 99.B


"Terminated General Partner") shall be purchased by the Partnership for a purchase price determined according to the provisions of Section 12.3 hereof. The last to remain of MRI and Crozier Partners, and the successors thereof, shall not resign or withdraw from the Partnership without the concurrence of a majority in interest of the Limited Partners. If such retirement or resignation is voluntary, the purchase price shall be paid in the form of a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the Terminated General Partner otherwise would have received had the Terminated General Partner not resigned or retired. If such termination is involuntary, the Partnership shall have the option to pay the purchase price of such interest to the Terminated General Partner either in cash or by a promissory note of the Partnership, payable to such Terminated General Partner in a face amount equal to said purchase price and containing provisions as would be usual and customary in a commercial promissory note, including provisions for interest, at a rate equal to the prime rate of interest from time to time charged by MBank Dallas, N.A. to its best commercial customers (but in no event to exceed the maximum rate permitted by law to be paid to the Terminated General Partners by the Partnership), such interest to be payable at the time of each installment of principal, which shall be payable as the Terminated General Partner and the Partnership may agree, or if they cannot so agree, then annually over a period of five years from the date of the Terminated General Partner's removal, adjudication of bankruptcy, insolvency or dissolution. No prepayment penalty shall be charged to the Partnership for the early payment of its note.

        12.3 The fair market value of the Terminated General Partner's interest to be purchased by the Partnership according to the provisions of
Section 12.2 above shall be determined by agreement between the Terminated General Partner and the Partnership. If the Terminated General Partner and the Partnership cannot agree upon the fair market value of such Partnership interest within 90 days after the date of the Terminated General Partner's resignation, removal, adjudication of bankruptcy, insolvency or dissolution, then the Terminated General Partner and the Partnership shall each select an independent appraiser within the next thirty days. If such appraisers fail to agree on the fair market value of the Terminated General Partner's interest within the next 90 days, then the two appraisers shall jointly appoint a third appraiser whose determination shall be final and binding. The Terminated General Partner and the Partnership shall each compensate their respective appraisers, and the compensation of the third appraiser, if necessary, shall be borne equally by each party. If the Partnership or the Terminated General Partner fails to appoint an independent appraiser within the thirty day period provided for in this paragraph, then the fair market value of the Terminated General Partner's interest will be determined in accordance with the then current rules of the American Arbitration Association, and the expense of such arbitration shall be borne equally by the Terminated General Partner and the Partnership.

        12.4 Within 90 days after the resignation, removal, adjudication of bankruptcy, insolvency or dissolution of a General Partner (except that a General Partner shall not voluntarily withdraw from the Partnership without complying with the terms of Section 12.2 and without at least 90 days' prior written notice to the other General Partner and the Limited Partners of intention to withdraw, and in such event, within the period from the date of the notice of intention to withdraw to the date of withdrawal specified in the notice of intention), Limited Partners holding a majority of the Interests may elect to continue the business of the Partnership and, if they desire to do so, may elect a successor General Partner or continue the business of the Partnership with the remaining General Partner.

                                  ARTICLE XIII

                       TRANSFER OF A PARTNERSHIP INTEREST

        13.1 The General Partners may, pursuant to this Article XIII, admit as a substituted Limited Partner any successor in interest to a Limited Partner who is either deceased or under legal disability or who is an assignee of a Limited Partner.

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     13.2  Subject to the provisions of this Article XIII, compliance with the suitability standards imposed by the Partnership, applicable "blue sky" laws and the applicable rules of any other governmental authority, a Limited Partner shall have the right to assign the whole or any portion of his Interests (but not less than 50 Interests unless to an Individual Retirement Account or Keogh Plan and then not less than 20 Interests) by a written assignment, the terms of which are not in contravention of any of the provisions of this Agreement.
Any assignment in contravention of any of the provisions of this Article XIII shall be of no force and effect and shall not be binding upon or recognized by the Partnership.

            (a) Except as provided in (b) below, an assignee of a Limited Partner's Interest who is not admitted as a substituted Limited
        Partner shall have no right to require any information or account of the Partnership's transactions or to inspect the Partnership's books; he shall only be entitled to receive distributions from the Partnership and the share of income, gain, loss, deduction and credit attributable to the Interests acquired by reason of such assignment from the first day of the month following the month in which the written instrument of assignment, executed by the assignor and in form and substance reasonably satisfactory to the General Partners, and other documents reasonably deemed necessary or appropriate by the General Partners
        (as, for example, evidence that the assignee meets investor suitability standards) shall have been received by the Partnership.

            (b) Anything herein to the contrary notwithstanding, both the Partnership and the General Partners shall be entitled to (i) treat the assignor of such Interests as the absolute owner thereof in all respects, and shall incur no liability for allocations of income, gain, loss, deduction or credit or for distributions or for transmittal of reports and notices required to be given to holders of Interests, until the last day of the month in which the Partnership shall have received the written assignment executed by the assignor in form and substance reasonably satisfactory to the General Partners and other documents reasonably deemed necessary or appropriate by the General Partners (including evidence of the assignee's compliance with standards imposed by applicable "blue sky" laws) or (ii) treat the assignee as a substituted Limited Partner in the place of his assignor, should the General Partners deem, in their absolute discretion, that such treatment is in the best interests of the Partnership for any of its purposes or for any of the purposes of this Agreement.

     13.3 No assignee shall have the right to become a substituted Limited Partner in place of his assignor unless all of the following conditions are satisfied:

            (a) The written consent of the General Partners to such substitution shall be obtained, the granting of which shall not be unreasonably withheld;

            (b) A duly executed written instrument of assignment setting forth the intention of the assignor that the assignee shall become a substituted Limited Partner in his place shall have been filed with the Partnership;

            (c) The Interests being acquired by the assignee shall consist of at least 20 Interests if such assignee is an Individual Retirement Account or Keogh Plan and at least 50 Interests if such assignee is not an Individual Retirement Account or Keogh Plan and, if the assignor shall retain any Interests, such retention shall consist of at least
        20 Interests if such assignor is an Individual Retirement Account or Keogh Plan and at least 50 Interests if such assignor is not an Individual Retirement Account or Keogh Plan;

            (d) The assignor and assignee shall execute and acknowledge such other instruments as the General Partners reasonably deem necessary or desirable to effect such assignment and admission, including, but not limited to, evidence of the assignee's compliance with standards imposed by any applicable "blue sky" laws, the written acceptance and adoption by the assignee of the provisions of this Agreement and his execution, acknowledgement and delivery to the General

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        Partners of a special power of attorney, the form and content of which are more fully described in Article XXI hereof; and

             (e) The Partnership shall have received from the assignor or assignee a transfer fee to cover all reasonable expenses of the transfer, not to exceed $500 per transaction, but such transfer fee may be waived by the General Partners, in their discretion.

        13.4 Any person admitted to the Partnership as a substituted Limited Partner shall be subject to all of the provisions of this Agreement as if an original party to it.

        13.5 The General Partners shall amend the certificate of limited partnership at least once each quarter to add assignees as substituted Limited Partners.

        13.6 Upon the death or legal disability of an individual who is a Limited Partner, his personal representative shall have all of the rights of a Limited Partner for the purpose of settling or managing his estate, and such power as the decedent or incompetent possessed to constitute a successor as an assignee of his Interests and to join with such assignee in making application to substitute such assignee as a Limited Partner. However, such personal representative shall not have the right to become a substituted Limited Partner in the place of his predecessor in interest unless the conditions of this Article XIII (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

        13.7 Upon the adjudication of bankruptcy or insolvency, dissolution or other cessation of existence as a legal entity of a Limited Partner which is not an individual, the authorized representative of such entity shall have all of the rights of a Limited Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its Interests and to join with such assignee in making application to substitute such assignee as a Limited Partner. However, such representative shall not have the right to become a substituted Limited Partner in the place of his predecessor in interest unless the conditions of this Article XIII (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

        13.8 A General Partner may not assign his or its interest as a General Partner to anyone other than the Partnership as provided in Article XII of this Agreement.

        13.9 No assignment of any Interests may be made if the Interests sought to be assigned, when added to the total of all other Interests assigned within the period of 12 consecutive months prior to the proposed date of assignment, would, in the opinion of counsel for the Partnership, result in the termination of the Partnership under Section 708 of the Internal Revenue Code of 1954, as amended.

        13.10 Any assignment, sale, exchange or other transfer in contravention of any of the provisions of this Article XIII shall be void and ineffectual, and shall not bind or be recognized by the Partnership.

                                  ARTICLE XIV

                                INDEMNIFICATION

        14.1 No General Partner and no officer, director, partner or Affiliate of a General Partner shall be liable to the Partnership or any Limited Partner for any loss or damage suffered by the Partnership or any Limited Partner which arises out of any error in judgment or other action or inaction not constituting negligence (gross or ordinary), fraud or breach of fiduciary duty which was taken in good faith, in accordance with the exercise of reasonable business judgment and pursuant to a determination that such course of conduct was in the best interest of the Partnership. The Partnership or its receiver or trustee shall indemnify, save harmless and pay all judgments and claims against the General Partners (and each of them) or their officers, directors, partners and Affiliates from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be

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